Exhibit 8.1

                         [LETTERHEAD OF BLANK ROME LLP]

                                                          August 26, 2003

Hudson Technologies, Inc.
275 North Middletown Road
Pearl River, New York 10965


Gentlemen:

      We have acted as counsel to Hudson Technologies, Inc (the "Company") in connection with its proposed distribution, to stockholders of record on August 1, 2003, of rights to purchase (the "Rights") shares of common stock, par value $.01 per share (the "Common Stock") of the Company (the "Rights Offering").

      You have requested our opinion as to the material United States federal income tax consequences of the distribution of the Rights in the Rights Offering to stockholders of the Company who are United States citizens. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form SB-2 (File No. 333-105128), as amended (the "Registration Statement"), and such other documents as we deemed necessary.

      The opinion set forth below does not address the tax consequences of the distribution of the Rights in the Rights Offering under applicable state, local or foreign tax laws. Moreover, the opinion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Other tax considerations may apply to investors who are, for example, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of Common Stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

      On the basis of the foregoing, it is our opinion that the distribution of the Rights to the Company's stockholders who are United States citizens should not be a taxable transaction.

      The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions, and other applicable authorities. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will

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Hudson Technologies
August 26, 2003
Page 2


not be successfully challenged by the IRS. We express no opinion concerning any United States federal income tax consequences of the Rights Offering except as expressly set forth above.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the summarization of this opinion under the section titled "Income Tax Effect of Exercising Subscription Rights" in the Registration Statement.

                               Very truly yours,


                               /s/ BLANK ROME LLP

                               BLANK ROME LLP